Exhibit 99.7

TRADING DATA

Name	Trade Date	Buy/Sell/ Exercise	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.*	December 4, 2014	Buy	8,099,896	$37.33	N/A	$302,343,372	Common Stock	N/A
Pershing Square, L.P.**	December 4, 2014	Buy	2,721,578	$37.50	N/A	$102,047,179	Common Stock	N/A
Pershing Square International, Ltd.*	December 4, 2014	Buy	9,127,479	$37.29	N/A	$340,354,716	Common Stock	N/A
Pershing Square International, Ltd.**	December 4, 2014	Buy	3,217,525	$37.49	N/A	$120,639,560	Common Stock	N/A
Pershing Square Holdings, Ltd.*	December 4, 2014	Buy	10,567,612	$37.85	N/A	$399,965,081	Common Stock	N/A
Pershing Square Holdings, Ltd.**	December 4, 2014	Buy	2,298,694	$37.54	N/A	$86,301,360	Common Stock	N/A

*	This row covers early settlement of multiple forward purchase contracts at an average forward purchase price indicated in the Unit Cost column.
**	This row covers early settlement of multiple delayed settlement puts at an average strike price indicated in the Unit Cost column.